Exhibit 99.1

On March 17, 2006, NovaMed, Inc. (the “Company”) filed a Notification of Late Filing on Form 12b-25 relating to the delayed filing of its Annual Report on Form 10-K. The Company has determined that it no longer expects to file its Form 10-K by March 31, 2006, and is filing this Amendment No. 1 to Form 12b-25 to amend its initial Form 12b-25 filing.

As previously disclosed, shortly before the March 16, 2006 filing deadline for its Form 10-K, the Company became engaged in an analysis of whether certain accounting errors had occurred in its previously issued financial statements for the fiscal years ended December 31, 2002 through December 31, 2004 and for the first three quarters of fiscal 2005. Specifically, the Company, BDO Seidman, LLP (“BDO”), the Company’s independent registered public accounting firm, and PricewaterhouseCoopers LLP (“PwC”), the Company’s former independent registered public accounting firm, were considering whether errors in such financial statements had occurred as a result of a possible erroneous application of generally accepted accounting principles relating to certain written options granted by the Company to several physicians (the “ASC Options”). The terms of the ASC Options provided these physicians with the right to acquire equity interests from the Company in specified ambulatory surgery centers in which the Company has an ownership interest. As a result of this analysis and its consultations with BDO and PwC, the Company has concluded that its historical accounting for the ASC Options was in error. As a result of this determination, the Audit Committee of the Company’s Board of Directors concluded on March 30, 2006 that the Company’s previously issued financial statements for the fiscal years ended December 31, 2002 through December 31, 2004 and for the first three quarters of 2005 should no longer be relied upon and that the Company will restate such financial statements to correct these errors.

The errors in the Company’s financial statements relate to the Company recording the purchase price paid to buy out the ASC Options as goodwill in its financial statements. The Company has concluded that the ASC Options, because of their specific terms and characteristics, should have instead been recorded as liabilities at their fair value at the time of issuance. The ASC Options should then have been adjusted to fair value at each subsequent reporting date after issuance and the specific adjustments to fair value should have been recorded through earnings in each reporting period. The Company currently estimates that the impact of the restatements will be as follows:

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The Company’s expenses will be increased by approximately $3.5 million to $4.0 million in the aggregate over the fiscal years ended December 31, 2002 through December 31, 2004. The specific expense per reporting period is subject to final determination by the Company and PwC. Liabilities on the Company’s consolidated balance sheets at each of December 31, 2002, 2003 and 2004 will be increased by the amount of expense in the respective period.

•	Goodwill on the Company’s consolidated balance sheets will be reduced by approximately $3.5 million to $4.0 million as of December 31, 2005.

The impact of this restatement on the Company’s financial statements for the twelve months ended December 31, 2005 will likely be limited to adjustments to the Company’s balance sheet. The Company does not currently anticipate that the restatement will have any impact on its statement of operations or statement of cash flows for the twelve months ended December 31, 2005. Therefore, the previously reported diluted earnings per share of $0.23 for the twelve months ended December 31, 2005 will not likely be affected by the necessary restatement. Moreover, the ASC Options that triggered the analysis and necessary restatement no longer exist so they will have no further impact on the Company’s future results of operations.

Although the Company has concluded that its historical accounting treatment of the ASC Options was erroneous, the actual restatement adjustments that will be necessary remain subject to final determination by the Company and audit by BDO and PwC.

As a result of the timing of its conclusion regarding the erroneous historical accounting treatment of the ASC Options as described above, the Company will be unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 by March 31, 2006. The Company is devoting all available resources to the completion of the necessary restatements and will file its Form 10-K with the Securities and Exchange Commission as soon as practicable following such completion and the audit of the necessary restatements by BDO and PwC.

Forward-Looking Statements

The information contained in this notice includes forward-looking statements regarding the estimated impact of accounting errors on the Company’s results of operations and financial condition, and the restatement of the Company’s financial statements for prior periods and the timing and impact thereof. These statements reflect the current beliefs and assumptions of the Company’s management and are based on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. An example of these factors includes, but is not limited to, the nature of the final determination by the Company of the necessary restatement adjustments discussed in this notice and the impact, if any, of the audit of such restatement adjustments by BDO and PwC. For a discussion of other factors that could affect the Company’s future results of operations and performance, readers are encouraged to refer to the Company’s Form 10-K for the fiscal year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 31, 2005.